Exhibit 99.1

eDiets.com(R) Appoints Direct Response Marketing Industry Leader, Thomas Connerty, to Board of Directors

Mr. Connerty Previously Led Nutrisystem’s Direct Response Marketing Efforts

FORT LAUDERDALE, FL—(Marketwire - 04/18/11) - eDiets.com, Inc. (NASDAQ:DIET - News), a leading provider of convenient at-home diet, fitness and healthy lifestyle solutions, today announced it has expanded the size of its Board of Directors to eight and has appointed Thomas Connerty to fill the vacancy on the Board for a term expiring at the 2012 annual meeting of stockholders. Mr. Connerty brings over 25 years of expertise in direct response marketing with leading consumer branded companies.

“We are very excited to expand our board of directors with a proven industry leader in direct response marketing,” said Kevin McGrath, President and Chief Executive Officer of eDiets.com. “While at companies such as Nutrisystem and the Nautilus Group, Mr. Connerty rapidly expanded consumer branded businesses through direct response marketing. As we previously announced, our meal delivery business has recently achieved record quarterly revenue and our recently implemented marketing programs designed to grow our business in a more profitable way will truly benefit from Tom’s proven track record, insight and expertise. We believe his business acumen combined with our improving results, strong management team, and recently implemented campaigns will enable us to grow our meal delivery shipments while leveraging our cost to acquire customers.”

Mr. Connerty served as Chief Marketing Officer of Nutrisystem from 2004 to 2008, and, in addition, he was promoted to Executive Vice President of Program Development in 2006. At Nutrisystem, Mr. Connerty was instrumental in successfully creating and implementing innovative direct marketing programs which contributed to Nutrisystem’s rapid growth during his tenure at the Company. From 1999 to 2004, he served as Vice President of Direct Marketing of the Nautilus Group, where he played a key role in building the Bowflex division into one of the most profitable and recognizable names in the direct response home fitness market. Prior to Nautilus, he served as the Vice President of Broadcast for the Home Shopping Network where he managed advertising, programming and operations for two of the company’s shopping channels that generated more than $1 billion in annual sales.

Mr. Connerty stated, “I am excited to join the eDiets.com Board of Directors. eDiets.com has developed a personalized award-winning, fresh-prepared diet meal delivery program that enables individuals to achieve their weight loss goals in a safe and cost effective manner. I look forward to working with this team and offering my experience and insight as they leverage their marketing programs to greatly expand their customer base of satisfied consumers.”

About eDiets

eDiets.com, Inc. is a leading provider of personalized nutrition, fitness and weight-loss programs. eDiets features its award-winning, fresh-prepared diet meal delivery service as one of the more than 20 popular diet plans sold directly to members on its flagship site, www.eDiets.com. The company also provides a broad range of customized wellness and weight management solutions for Fortune 500 clients. eDiets.com’s unique infrastructure offers businesses, as well as individuals, an end-to-end solution strategically tailored to meet its customers’ specific goals of achieving a healthy lifestyle. For more information, please call 310-954-1105 or visit www.eDiets.com.

Safe Harbor Statement

Statements which are not historical in nature are forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties which could cause the actual results, performance or achievements to be materially different from those which may be expressed or implied by such statements, including statements regarding the expected timing of the proposed rights offering. These risks and uncertainties include, among others, that we will not be able to complete the proposed rights offering, that shareholders will not participate in the proposed rights offering, that we will not obtain sufficient and/or acceptable outside financing (when and if required); that our common stock will not remain listed on The Nasdaq Capital Market; changes in general economic and business conditions; changes in product acceptance by consumers; a decline in the effectiveness of sales and marketing efforts; loss of market share and pressure on prices resulting from competition; significant investments in our technology platform, marketing plans, and product development to remain competitive with other online providers of healthy living and weight loss plans, many of which may be found to offer superior and more varied features than our plans and may also be offered for free; volatility in the advertising markets; any delay, disruption, or suspension of our supply of prepared meals from our vendor; changes in consumer preferences and discretionary spending; product liability and other risks from the sale of ingested products; regulatory actions affecting our marketing activities; and the outcome of litigation pending against us. For additional information regarding these and other risks and uncertainties associated with eDiets.com’s business, reference is made to our Annual Report on Form 10-K for the year ended December 31, 2010, and other reports filed from time to time with the Securities and Exchange Commission. All forward-looking statements are current only as of the date on which such statements are made. We do not undertake any obligation to publicly update any forward-looking statements.

Contact:

Investor Relations Contact:

John Mills

ICR, Inc.

310-954-1105

John.Mills@icrinc.com